Exhibit 10(10)
ACTION TO AMEND
THE AMERADA HESS CORPORATION
PENSION RESTORATION PLAN
     WHEREAS, under section 4.2. A of the Amerada Hess Corporation Pension Restoration Plan (the “Plan”), the amount of benefit payable to a Member under the Plan is determined by calculating the monthly benefit which would be payable under the terms of the Hess Corporation Employees’ Pension Plan (the “Pension Plan”), the qualified plan to which it is linked, subject to further adjustment as provided in such section 4.2.A, including but not limited to a modification of the definition of “Compensation” as defined in the Pension Plan as described in Section 4.2.A(i)(d), and offset by the monthly benefit actually payable on behalf of the member under the Pension Plan and certain other plans; and
     WHEREAS, it is the desire of the Hess Corporation (the “Company”) to amend the Plan to modify the definition of compensation for purposes of determining the benefit under the Plan and to change the name of the Plan; and
     WHEREAS, under section 6.5.A(ii) of the Plan, the Senior Vice President Human Resources (“SVP HR”) of the Company is authorized to make changes to the Plan that are reasonably expected, when aggregated with any other amendments to the Plan on the same date to have a financial impact on the Company of $500,000 or less, and the proposed amendments have been determined to have a financial impact on the Company of $500,000 or less by the Company’s Employee Benefit Plans Committee;
     NOW THEREFORE, the Company hereby adopts the following amendments to the Plan:
I.
     Effective October 1, 2006, the name of the Plan shall be the Hess Corporation Pension Restoration Plan.
II.
     Section 4.2.A(i)(d) of the Plan shall be amended effective January 1, 2006, by adding the following to the end thereof:
notwithstanding any other provision of this Plan or the Pension Plan, for purposes of determining the monthly benefit payable to a Member under the terms of the Pension Plan under this 4.2.A.(i), “Final Average Compensation” were determined as follows:
“Final Average Compensation”, as of any particular date, shall mean the sum of:
(1) the Member’s average annual Compensation, excluding annual Bonuses described in Section 1.16.A.2 of the Pension Plan, in any 3 calendar years during the 10 calendar years including and immediately preceding said particular date which produces his or her highest average Compensation excluding annual Bonuses described in Section 1.16. A.2 of the Pension Plan, and
(2), the Member’s average annual Bonuses described in Section 1.16. A.2 of the Pension Plan in any 3 calendar years during the 10 calendar years including and immediately preceding said particular date which produces his or her highest amount of average annual Bonuses described in Section 1.16. A.2 of the Pension Plan; and
IN WITNESS WHEREOF, the undersigned Senior Vice President Human Resources of Hess Corporation has executed this amendment this 31 day of December, 2006.
Hess Corporation

By: /s/ Brian J. Bohling
Brian J. Bohling, Senior Vice President Human Resources

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